Exhibit (e)(11)

HOME PRODUCTS INTERNATIONAL, INC.
MANAGEMENT INCENTIVE PLAN

ARTICLE 1

STATEMENT OF PURPOSE

     1.1 History. The Plan was initially established in 1998. The Plan has been amended as provided herein.

     1.2 General Purpose. It is the purpose of the Home Products International, Inc. Management Incentive Plan to secure and retain the services of a select group of management or highly compensated employees of Home Products International, Inc., and to provide a financial incentive to these key employees to devote extraordinary energies to the Company.

     1.3 Performance Based Results. Benefits shall be paid under this Plan only by reason of achievement of the performance goals as set forth herein and as modified and further provided annually by the Board.

     1.4 Internal Revenue Code and ERISA; General Creditor Status of Participants.

     (a) Status under the Employee Retirement Income Security Act of 1974. It is intended that the Plan not be deemed to be an “employee pension benefit plan” as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or an “employee benefit plan” within the meaning of section 3(3) of ERISA. However, should the Plan or any part thereof be determined to be an “employee pension benefit plan” under ERISA, it is intended that the Plan be entitled to all statutory and regulatory exemptions under ERISA applicable to plans maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

     (b) Creditor Status of Participants. Nothing contained in this Plan, and no action taken pursuant hereto, shall create, or be construed to create, a trust of any kind. It is intended that all benefits be paid from the general assets of the Company and that benefits accrued under the Plan be unfunded for ERISA and Code purposes until paid. Each Participant is an unsecured general creditor of the Company and this Plan constitutes a mere promise by the Company to make certain payments in the future.

ARTICLE 2

DEFINITIONS

     2.1 “Base Compensation” means the base compensation paid by the Company to the Employee for the Plan Year including pre-tax contributions pursuant to Code Sections 125, 132(f) and 402(e)(3), and excluding bonuses, stock options, incentive pay, severance payments, taxable fringe benefits and contributions to this or any other deferred compensation plan.

     2.2 “Board” means the Board of Directors of the Company.

     2.3 “Bonus” means the amount earned by a Participant in a Plan Year pursuant to the terms of this Plan.

     2.4 “Cause” means (a) willful failure by the Employee to perform his material employment duties (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness); (b) willful misconduct which is materially injurious to the Company or its Subsidiaries; or (c) a material violation of any of the restrictive covenants applicable to such Employee. For purposes herein, the word “willful” means any act done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

     2.5 “Change in Control” has the meaning ascribed to such term in the Company’s 1999 Performance Incentive Plan.

     2.6 “Code” means the Internal Revenue Code of 1986, as amended, and successor statutes of similar purpose. A reference to any specific section of the Code shall be a reference to the same or similar text if that section is renumbered or redesignated, and a reference to one or more sections of a successor statute addressing the same or parallel concepts.

     2.7 “Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board.

     2.8 “Company” means Home Products International, Inc. and each Subsidiary that, with the consent of Home Products International, Inc., adopts the Plan and participates therein.

     2.9 “Disability” means a physical or mental condition entitling the Participant to benefits under any policy of disability insurance covering the Participant or, if none, a physical or mental condition rendering the Participant unable to perform the regular duties of his employment with the Company for a period of more than one hundred eighty (180) consecutive days.

     2.10 “EBITDA” means earnings before interest, taxes, depreciation and amortization. Commencing January 1, 2002, the cost of resin purchases shall be excluded in the calculation of EBITDA.

     2.11 “Earnings Performance Goals” means the planned level of performance established by the Committee at the beginning of each Plan Year (the budget) and usually expressed as the planned level of EBITDA.

     2.12 “Employee” means a person who is a key employee of the Company and has a common-law employer-employee relationship with the Company. The term shall not include persons characterized by the Company as “independent contractors,” “leased employees,” or “consultants,” regardless of how such persons may be characterized for income or payroll tax withholding or liability, worker’s compensation payments or unemployment compensation premium calculations by the Internal Revenue Service or other governmental authority.

     2.13 “Participant” means a person who has been selected to participant in the Plan.

     2.14 “Plan” means the Home Products International, Inc. Management Incentive Plan, as set forth herein, and as the same may hereafter be amended.

     2.15 “Plan Administrator” means the Committee.

     2.16 “Plan Year” means the calendar year.

     2.17 “Subsidiary” means any corporation or entity in which the Company directly or indirectly owns or controls fifty percent (50%) or more of the equity securities issued by such corporation or entity having the power to vote for the election of directors.

     2.18 “Target Incentive Levels” means the percent of Base Compensation established for each category of Employees participating in this Plan.

ARTICLE 3

PARTICIPATION

     3.1 Eligibility. Participation in the Plan shall be strictly limited to persons who are Employees who, by the nature and scope of their position, are materially responsible for the management, growth and success of the business. Employees participating in a sales incentive or commission arrangement shall be excluded from participation in this Plan.

     3.2 Determination of Participants. With respect to the Plan Year, the Committee will identify the Employees who will participant in the Plan for such Plan Year.

     3.3 Partial Plan Year Participation. The Committee may permit an Employee who becomes eligible during the Plan Year to participate in the Plan. In such case, the Participant’s Bonus shall be prorated based on the number of full months of participation during the applicable Plan Year. If a Participant’s incentive category as set forth in Section 4.1 below is changed during a Plan Year, such Participant’s Bonus shall be based on the number of months spent in each incentive category during the Plan Year. The pro-ration shall be determined by multiplying the Bonus for a full year of participation at each incentive category level by a fraction; the numerator of which shall be the number of months spent in the applicable incentive category (rounded to the nearest whole number) and the denominator of which shall be twelve (12). The Participant’s final award shall be the sum of the prorated awards calculated for the time spent at each incentive category level, with consideration to changes in Base Compensation, when appropriate.

ARTICLE 4

GOALS OF PLAN

     4.1 Target Incentive Levels. At the beginning of each Plan Year, the Committee shall establish the Target Incentive Levels for Participants. Target Incentive Levels are based on the degree of responsibility, expressed as a percent of annual Base Compensation, and represent a reasonable and better than average competitive incentive opportunity for the achievement of EBITDA for the Company or Subsidiaries. Participants shall be placed into varying categories, with each category assigned a Target Incentive Level. If Base Compensation changes during the Plan Year, such changes shall be taken into account on a pro-rata basis based upon whole months. The initial categories and guideline for Target Incentive Levels are set forth below:

Participant Category	Target Incentive Levels
Chief Executive Officer	60%
Key Executive Officers	50%
Key Vice Presidents	40%
Other Officers (Classes A, B)	40%, 30%
Other Participants (Classes A – D)	20%, 15%, 10%, 5%

     The above Target Incentive Levels shall be applied separately for the Company and each Subsidiary.

     4.2 Earnings Performance Goals. At the beginning of each Plan Year, the Committee shall establish the Earnings Performance Goals. The Committee shall review and approve a range of performance levels at which the incentive awards shall be earned. The Committee hereby reserves the right to adjust the EBITDA calculation or performance objectives (either up or down) during the Plan Year if, in its sole discretion, it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and unduly influenced the Company’s ability to meet such goals.

ARTICLE 5

PAYOUTS

     5.1 Payouts Based on Earnings Performance Goals for Company and Subsidiaries. Bonuses attributable to Company and Subsidiary Earnings Performance Goals shall be calculated on the following scale:

Level of	EBITDA	Payout as Percent of Earnings Target
Performance	Performance	Bonus Opportunity
Outstanding	150% of Goal	175%
Operating Plan	100% of Goal	100%
Minimum	75% of Goal	75%
Unacceptable	<75% of Goal	0%

     Payouts for performances other than those indicated above shall be based on interpolation between the payout percentages indicated above. For example, if the EBITDA performance was 110% of the Earnings Performance Goal, the payout would equal 115% of the target bonus opportunity. In no event, however, shall the payout percentage exceed 175% of the target bonus opportunity.

     5.2 Date of Payout. As soon as administratively feasible following the end of the Plan Year, Bonuses shall be calculated for each Participant. Each Participant’s Bonus may be adjusted (either up or down) based on the Committee’s assessment of Company performance results. Except as otherwise provided in Section 5.3, in order to receive his Bonus, the Participant must be actively employed by the Company as of the date the Bonus is paid. Attached as Exhibit A is an illustration of the Bonus calculation.

     5.3 Termination of Employment. Except as provided otherwise below, if a Participant’s employment with the Company or Subsidiary terminates during a Plan Year, he shall not be entitled to an allocation of any portion of his Bonus for that Plan Year. If a Participant’s termination is attributable to retirement, the amount of the Bonus shall be pro-rated based upon the number of full months worked by the Participant. If a Participant’s termination is attributable to death or Disability, the Committee, in its sole discretion, may grant such Participant an award for such Plan Year. If a Participant is involuntarily terminated by the Company during the Plan Year, the Committee, in its sole discretion, may grant such Participant a reduced award for such Plan Year. For purposes of this Plan, an involuntary termination means actual or express termination of employment by the Company or Subsidiary, provided, however, that such termination is not for Cause.

     5.4 Change in Control. If an acquisition or divestiture is made during a Plan Year, a new goal shall be developed on a timely basis by the Committee. The Plan Year’s total bonuses shall be pro-rated with the Change in Control date used as the end date of the Plan Year.

ARTICLE 6

PLAN ADMINISTRATION

     6.1 Authority and Delegation. In general, the affairs of the Plan shall be administered by the Plan Administrator. However, the Plan Administrator has the right, but not the obligation, to delegate any of its duties and authorities.

     6.2 Duties, Responsibilities and Authority of the Plan Administrator. The Plan Administrator shall have the following duties and the authority to take such actions as are reasonably necessary or desirable to discharge the same:

          (a) to maintain and preserve records relating to each Participant and each Beneficiary;

          (b) to prepare and to furnish to each Participant and to others entitled to receive the same, all information and notices required under state or Federal law or the provisions of the Plan;

          (c) to prepare and file or publish and distribute, as required by law, all returns, reports, notices, descriptions and other information required under law to be so filed or published and distributed;

          (d) to construe all provisions of the Plan, to correct any defect therein, and to supply any omissions therefrom;

          (e) to determine eligibility for benefits and to provide procedures for the appeal of denied claims for benefits;

          (f) to promulgate such policies, procedures and rules of general and specific application as the Plan Administrator, in its discretion, deems necessary or desirable to administer the Plan and to further the purposes for which it exists, and from time to time to change such policies, procedures and rules;

          (g) to delegate to qualified persons or entities such of its ministerial duties as it sees fit to so delegate and to rescind such delegations; provided, however,

that the Plan Administrator shall remain responsible for the authorized acts of its delegates; and

          (h) to exercise such other powers and discharge such other duties and responsibilities as are specified in the Plan as being within the province of the Plan Administrator.

     6.3 Construction of the Plan. The Plan Administrator shall take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error. The Plan Administrator shall interpret the Plan and shall determine the questions arising thereunder in the administration, interpretation and application of the Plan. The Plan Administrator shall correct any defect in the Plan, shall reconcile any inconsistency under the Plan, and shall supply any omission with respect to the Plan. All such corrections, reconciliation’s, interpretations and supplied omissions shall be final and binding upon all parties.

     6.4 Engagement of Assistants and Advisers. The Company shall have the right to engage the services of such persons and organizations as it, in its sole discretion, deems necessary or advisable to facilitate the operation of the Plan and the accomplishment of its purposes.

ARTICLE 7

PLAN AMENDMENT AND
TERMINATION

     7.1 Amendment. The Board may amend at any time the Plan. Any such amendment shall be by written instrument and shall be communicated to the Participants.

     7.2 Plan Termination. The Company reserves the right to terminate the Plan in whole or in part at any time and without notice to any person or entity.

ARTICLE 8

MISCELLANEOUS PROVISIONS

     8.1 Nonalienation of Benefits. None of the payments, benefits or rights of a Participant or Beneficiary under this Plan shall be subject to any claim of any creditor of the Participant or his Beneficiary and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, levy, execution, trustee’s process, or any other legal or equitable process available to any creditor of the Participant or his Beneficiary. Neither a Participant nor any Beneficiary

shall have the right to alienate, sell, transfer, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he may expect to receive, contingently or otherwise, under the Plan, except that a Participant may designate one or more Beneficiaries as hereinabove provided.

     8.2 Terms of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund or account, nor the admission of any person to participation in the Plan, nor the payment of any benefits shall be construed as giving any Participant or Beneficiary the right to be retained in the service of the Company; and each Participant shall remain subject to retention in the employ of the Company and to discharge from such employ to the same extent and on the same conditions as if the Plan had never been adopted.

     8.3 Effect on Other Parties. The Plan as set forth herein, and as amended from time to time, shall be binding upon the heirs, executors, administrators, successors, assigns and other personal representatives of each Participant and Beneficiary.

     8.4 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

     8.5 Severability of Provisions. If any provision in this instrument is found by a court of competent jurisdiction to be unlawful or unenforceable, such provision shall be deemed null and void, and the balance of this instrument shall continue in force and effect, as if such unlawful or unenforceable provision had not been included in the Plan.

     8.6 Gender and Number. All provisions in the Plan are intended to be gender-neutral. Accordingly, except where otherwise clearly indicated by context, the masculine, the feminine and the neuter form of any word shall include all other gender- designating forms, the singular shall include the plural, and vice-versa.

     8.7 Payments to Legally Incapacitated Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or any other person incapable of effectively receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the payor, the Plan Administrator, the Company, and all other parties with respect thereto.

     8.8 Entire Agreement. This instrument shall constitute the entire agreement among the parties with respect to the subject matter hereof, and shall supersede all previous understandings on the subject.

     9.9 Controlling Law. The Plan shall be construed and enforced according to the laws of the State of Illinois to the extent not preempted by Federal law, which shall otherwise control.

EXHIBIT A

Illustration

Assumptions:

•	Participant A’s Base Compensation is $100,000 — Participant is a Vice President with a Target Incentive Level equal to 40%

•	EBITDA performance was 110% of the Earnings Performance Goal

			Annual
			Incentive
Award Calculations			Award
•	Earnings performance goals award —
	Participant’s Base Compensation	$100,000
	Target Incentive Level	x 40%

		$40,000
	Payout as a % of earnings target bonus opportunity achieved	x 115%	$46,000

	Total Incentive Award Paid Out		$46,000